Exhibit 99.1

ION announces preliminary results of pending Exchange Offer

HOUSTON — March 25, 2021 —  ION Geophysical Corporation (NYSE: IO) (the “Company” or “ION”) today announced that as of immediately after 11:59 p.m., New York City time, on March 24, 2021 (the “Early Tender Time”), the Company had received tenders and consents in its pending offer to exchange (the “Exchange Offer”) the Company’s 9.125% Senior Secured Second Priority Notes due 2021 (the “Old Notes”) as set forth in the following table, for newly issued 8.00% Senior Secured Second Priority Notes due 2025 (the “New Notes”) and the other consideration described in the Company’s Prospectus dated as of March 10, 2021 (the “Prospectus”).

Title of Notes	Aggregate Outstanding	Principal Amount Tendered by Early Tender Time	Percent Tendered by Early Tender Time
9.125% Senior Secured Second Priority Notes due 2021	$120,569,000	$113,244,000	93.92%

As previously announced, the Exchange Offer is scheduled to expire immediately after 11:59 p.m., New York City time, on April 8, 2021, unless extended or earlier terminated by the Company (such date and time, as the same may be extended, the “Expiration Time”). Eligible holders may tender their Old Notes in the Exchange Offer until the Expiration Time. Tendered Old Notes may be validly withdrawn prior to 5:00 p.m., New York city time, on April 8, 2021 (such date and time, as the same may be extended, the “Withdrawal Deadline”) but not thereafter, subject to limited exceptions, unless such time is extended by the Company at its sole discretion.  It is expected that the settlement date will be on or about April 13, 2021, or as soon as practicable thereafter (such date and time, as the same may be extended, the “Settlement Date”).

The Exchange Offer is subject to certain closing conditions, including participation in the Exchange Offer by at least 95% of the outstanding principal amount of the Old Notes as of the Expiration Time (the “Minimum Participation Condition”). The Minimum Participation Condition has not yet been met. The Company reserves the right, subject to the consent of the supporting parties in certain circumstances, to amend or extend the Exchange Offer, or amend, modify, or waive, in whole or in part, the terms of the Exchange Offer in any manner not prohibited by law, in connection with any efforts to achieve the Minimum Participation Condition.

In conjunction with the Exchange Offer, the Company also solicited consents (the “Consent Solicitation”) from holders of Old Notes (“Consents”) to certain proposed amendments to the indenture governing the Old Notes, dated as of April 28, 2016 (the “Old Notes Indenture”), to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Old Notes Indenture and to release all collateral securing the Old Notes (the “Proposed Amendments”). The Company must receive Consents by holders of Old Notes representing at least 66 2/3% of the outstanding principal amount of the Old Notes to adopt the Proposed Amendments (the “Requisite Consents”).  Based on the tenders received in the Exchange Offer and the Consents received in the Consent Solicitation (and assuming all other conditions to the closing of the Exchange Offer and the Consent Solicitation have been satisfied or waived), the Company has received the Requisite Consents necessary for the adoption of the Proposed Amendments to the Old Notes Indenture.

The description above includes only a summary of certain key terms of the Exchange Offer and the Consent Solicitation.  The complete terms and conditions of the amended Exchange Offer are contained in the Prospectus and a registration statement on Form S-4 for the New Notes, filed by the Company with the Securities and Exchange Commission on January 29, 2021, as amended by the Amendment No. 1, file with the Commission on February 12, 2021, and by the Amendment No. 2, filed with the Commission on March 3, 2021.  Investors are urged to carefully read the Prospectus before making any decision with respect to the Exchange Offer and the Consent Solicitation.

Oppenheimer & Co., Inc. is acting as the dealer manager for the Exchange Offer and solicitation agent for the Consent Solicitation.  The Exchange Offer and the Consent Solicitation are being made, and the New Notes are being offered and issued, only to holders of Old Notes.  Copies of the Prospectus pursuant to which the Exchange Offer and the Consent Solicitation are being made may be obtained from D.F. King & Co., Inc., as information and exchange agent for the Exchange Offer and the Consent Solicitation.  Questions regarding the terms and conditions of the Exchange Offer and the Consent Solicitation should be directed to D.F. King & Co., Inc. at 1 (877) 732-3617 or ion@dfking.com.

None of the Company, the dealer manager, the trustee with respect to the Old Notes and the trustee with respect to the New Notes, the information and exchange agent or any affiliate of any of them makes any recommendation as to whether holders of the Old Notes should exchange their Old Notes for New Notes in the Exchange Offer or deliver Consents in the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation.  Holders must make their own decision as to whether to tender Old Notes and deliver Consents and, if so, the principal amount of Old Notes to tender.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase or sell any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer
Mike Morrison, +1 281.879.3615
mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the Company’s ability to complete the Restructuring Transactions and other related matters in a timely manner, if at all; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see the Company’s Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and the Company’s Form S-1 and Form S-4, each filed on January 29, 2021, and amended on February 12, 2021 and March 3, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the SEC, including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.